ICC24 7819 UNISEX CONTRACT ENDORSEMENT Thank you for choosing Jackson National Life Insurance Company®, also referred to as "the Company". This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract. Certain provisions of Your Contract are revised as described below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) "INTEREST RATE FOR ADJUSTMENTS DUE TO MISSTATEMENT OF AGE OR SEX:" on the Contract Data Page is revised to read: "INTEREST RATE FOR ADJUSTMENTS DUE TO MISSTATEMENT OF AGE:" 2) The MISSTATEMENT OF AGE AND/OR SEX provision is revised to read: "MISSTATEMENT OF AGE. If Your or the Annuitant's age is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age shown on the Contract Data Pages." 3) The PROOF OF AGE, SEX AND/OR SURVIVAL provision is revised to read: "PROOF OF AGE AND/OR SURVIVAL. The Company may require proof of age, satisfactory to the Company, at any time. If any payment required by this Contract depends on a living Annuitant, Owner or Beneficiary, the Company may require proof of that person's survival, satisfactory to the Company." 4) The TABLE OF INCOME OPTIONS is deleted in its entirety and replaced by the following:

"TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3							
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Unisex	Life	120	240	Unisex	Life	120	240
60	17.09	40	2.27	2.26	2.25	68	4.50	4.38	3.93
72	14.31	41	2.30	2.30	2.29	69	4.67	4.53	4.01
84	12.33	42	2.34	2.34	2.33	70	4.85	4.69	4.08
96	10.84	43	2.39	2.38	2.37	71	5.05	4.85	4.15
108	9.68	44	2.43	2.43	2.41	72	5.26	5.02	4.21
120	8.76	45	2.47	2.47	2.45	73	5.48	5.20	4.27
132	8.00	46	2.52	2.52	2.50	74	5.73	5.39	4.33
144	7.37	47	2.57	2.57	2.54	75	6.00	5.59	4.38
156	6.84	48	2.62	2.62	2.59	76	6.29	5.80	4.42
168	6.38	49	2.68	2.67	2.64	77	6.61	6.01	4.46
180	5.98	50	2.74	2.73	2.69	78	6.96	6.23	4.49
192	5.64	51	2.80	2.79	2.74	79	7.33	6.45	4.52
204	5.33	52	2.86	2.85	2.80	80	7.75	6.67	4.54
216	5.06	53	2.93	2.91	2.85	81	8.20	6.88	4.55
228	4.82	54	3.00	2.98	2.91	82	8.70	7.10	4.57
240	4.60	55	3.07	3.05	2.98	83	9.24	7.30	4.58
252	4.40	56	3.15	3.13	3.04	84	9.83	7.50	4.58
264	4.22	57	3.23	3.20	3.10	85	10.47	7.68	4.59
276	4.06	58	3.31	3.29	3.17	86	11.17	7.85	4.59
288	3.90	59	3.40	3.37	3.24	87	11.93	8.00	4.59
300	3.77	60	3.50	3.46	3.32	88	12.76	8.14	4.59
312	3.64	61	3.60	3.56	3.39	89	13.65	8.25	4.60
324	3.52	62	3.71	3.66	3.46	90	14.61	8.36	4.60
336	3.41	63	3.82	3.76	3.54	91	15.65	8.44	4.60
348	3.31	64	3.94	3.87	3.62	92	16.77	8.51	4.60
360	3.21	65	4.07	3.99	3.70	93	18.00	8.57	4.60
		66	4.20	4.11	3.78	94	19.33	8.62	4.60
		67	4.35	4.24	3.85	95	20.76	8.65	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2 described in the Income Provisions. Those values are available from the Company's Customer Care Center upon request. You may contact the Company's Customer Care Center as shown on the cover page of the Contract.

BASIS OF COMPUTATION. The [2012 Individual Annuity Mortality Period Table, blended 40% male and 60% female, with an interest rate of 1.00% and a 0% expense load] provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax."

Signed for the
Jackson National Life Insurance Company

Laura Prieskorn

President

ICC24 7819 2